Exhibit 4.12

DEBT SETTLEMENT AGREEMENT

THIS AGREEMENT made effective as of December 24, 2025.

AMONG:

FORT TECHNOLOGY INC., a corporation having an address at suite 501 – 3292 Production Way, Burnaby, British Columbia V5A 4R4, Canada

(the “Debtor”)

AND:

JEFFS’ BRANDS LTD, a company having an address at 7 Mezada Street, Bnei Brak, 5126112 Israel

(the “Creditor”)

WHEREAS:

A.	Fort Products Limited and Fort Products LLC (together, the “Subsidiaries”) were indebted to the Creditor in the aggregate amount of $2,462,767.00 (the “Debt”), incurred in connection with payments made by the Creditor to third party vendors on behalf the Subsidiaries and management fees for its services;

B.	the Debtor assumed the Debt from the Subsidiaries pursuant to assignment agreements each dated November 12, 2025 (the “Assignment Agreements”); and

C.	having assumed the Debt pursuant to the Assignment Agreements, the Debtor wishes to settle the Debt, and the Creditor has agreed to accept such settlement, by the issuance of common shares in the capital of the Debtor (the “Common Shares”, and the Common Shares issued in settlement of the Debt, the “Settlement Shares”) at a deemed price equal to the current market price of the Common Shares on the date that the Debtor disseminates a news release announcing the settlement of the Debt and the proposed issuance of the Settlement Shares, in full and final settlement of the Debt, pursuant to the terms and conditions set forth in this Agreement.

NOW THEREFORE THIS AGREEMENT witnesses that, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.	INTERPRETATION

1.1	In this Agreement, words importing the singular number only will include the plural and vice versa, words importing gender will include all genders and words importing persons will include individuals, corporations, partnerships, associations, trusts, unincorporated organizations, governmental bodies and other legal or business entities of any kind whatsoever.

1.2	Any reference to currency is to the lawful currency of Canada unless otherwise indicated.

2.	ACKNOWLEDGEMENT OF INDEBTEDNESS

2.1	The Debtor acknowledges and agrees that as of the date hereof the Debtor is indebted to the Creditor in the amount of the Debt.

3.	SETTLEMENT OF INDEBTEDNESS

3.1	As full and final payment and satisfaction of the Debt, the Debtor will on the Closing Date (as defined herein) deliver to the Creditor the Settlement Shares registered in the name of the Creditor and the Creditor will accept the Settlement Shares as full and final payment and settlement of the Debt. The parties acknowledge and agree that as at and from the Closing Date (as defined below) the parties will have no further obligations to each other in relation to the Debt.

4.	REGULATORY APPROVAL

4.1	This Agreement and the issuance of the Settlement Shares are subject to the approval of the TSX Venture Exchange (the “TSXV”).

4.2	The Debtor will promptly make application for acceptance to the TSXV and will use reasonable commercial efforts to obtain confirmation of such acceptance from the TSXV.

4.3	The Creditor agrees to provide the Debtor any supporting documents and information regarding the Debt, which the TSXV may reasonably request to verify or substantiate the Debt.

5.	RELEASE

5.1	The Creditor agrees that, upon delivery of the Settlement Shares by the Debtor in accordance with the provisions of this Agreement, the Debt will be fully satisfied and extinguished, and at such time:

(a)	the Creditor, for itself and its successors, assigns, heirs, administrators, representatives, agents, associates and affiliates (collectively, the “Releasors”) irrevocably and unconditionally remises, releases, quit-claims and forever discharges (the “Release”) the Debtor and their present, former and future directors, officers, shareholders, associates, affiliates, partners, servants, agents, employees, contractors and their respective predecessors, successors, personal representatives, agents and assigns (collectively, the “Releasees”) of and from any and all manner of actions, causes, damages, claims, demands, obligations, liabilities and compensation of whatsoever kind and however arising under the Debt (collectively, the “Claims”), whether at law or in equity, which the Releasors ever have or hereafter can, will or may have at any time in the future, or by reason of or in any way arising out of any action or inaction by or otherwise reflected in any way to the Releasees existing up to and including the date of this Release as such Claims relate to the Debt;

(b)	the Releasors further covenant and agree not to directly or indirectly join, assist, aid or act in concert in any manner whatsoever with any other person in the making of any claim or demand or in the bringing of any proceeding or action in any manner whatsoever against the Releasees or any of them with respect to the matters released by this Release or with respect to which the Releasors agree not to make any claim or take any proceedings;

(c)	the Releasors further covenant and agree not to make or continue any claim or complaint or initiate or continue any proceeding against any person which might be entitled to claim, pursuant to the provisions of any applicable statute or otherwise, contribution, indemnity or other relief against the Releasees or any of them arising out of or in relation to the matters released or discharged pursuant to this Release; and

(d)	the Releasors hereby represent, warrant and covenant that they have not assigned and will not assign to any other person any of the Claims that they are releasing hereunder.

5.2	For greater certainty, this release will not apply to any and all claims or demands arising by virtue of the Creditor being a shareholder of the Debtor.

6.	DOCUMENTS REQUIRED FROM THE CREDITOR

6.1	The Creditor must complete, sign and return to the Debtor:

(a)	this Agreement; and

(b)	any documents, notices and undertakings as may be required by regulatory authorities and applicable law.

7.	CLOSING

Closing of the transaction contemplated herein (the “Closing”) will occur within five business days after the date on which the TSXV provides its conditional acceptance for the issuance of Settlement Shares, or on such date as may be determined by the Debtor (the “Closing Date”).

8.	ACKNOWLEDGEMENTS OF CREDITOR

8.1	The Creditor acknowledges and agrees that:

(a)	the Creditor has received and carefully read this Agreement;

(b)	the Creditor and the Creditor’s advisor(s) have had a reasonable opportunity to ask questions of and receive answers from the Debtor in connection with the issuance of the Settlement Shares hereunder, and to obtain additional information, to the extent possessed or obtainable by the Debtor without unreasonable effort or expense;

(c)	the Settlement Shares will be subject to resale restrictions as required by applicable securities laws and the policies of the TSXV, the certificates representing the Settlement Shares will bear appropriate legends and the Creditor will seek its own independent legal advice regarding such resale restrictions imposed on the Settlement Shares;

(d)	the Creditor has been advised to consult the Creditor’s own legal, tax and other advisors with respect to the merits and risks of an investment in the Settlement Shares and with respect to applicable resale restrictions, and it is solely responsible (and the Debtor are not in any way responsible) for compliance with applicable resale restrictions;

(e)	there is no government or other insurance covering any of the Settlement Shares;

(f)	the Debtor is relying on an exemption from prospectus requirements found in Section 2.14 of National Instrument 45-106 Prospectus Exemptions to issue the Settlement Shares to the Creditor;

(g)	the issuance and sale of the Settlement Shares to the Creditor will not be completed if it would be unlawful or if, in the discretion of the Debtor acting reasonably, it is not in the best interests of the Debtor; and

(h)	this Agreement is not enforceable by the Creditor unless it has been accepted by the Debtor.

9.	REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE CREDITOR

9.1	By executing this Agreement, the Creditor represents, warrants and covenants to the Debtor that:

(a)	the Creditor has the legal capacity and competence to enter into and execute this Agreement and to take all actions required pursuant hereto;

(b)	the Debt is a bona fide debt incurred for value;

(c)	the entering into this Agreement and the transactions contemplated hereby do not result in the violation of any of the terms and provisions of any law applicable to the Creditor or of any agreement, written or oral, to which the Creditor may be a party or by which the Creditor is or may be bound;

(d)	the Creditor has duly executed and delivered this Agreement and it constitutes a valid and binding agreement of the Creditor enforceable against the Creditor; and

(e)	the Creditor has received and carefully read this Agreement.

9.2	The Creditor agrees that the representations, warranties and covenants of the Creditor herein will be true and correct both as of the execution of this Agreement and as of the Closing, and will survive the completion of the distribution of Settlement Shares and any subsequent disposition by the Creditor of the Settlement Shares to the extent they so survive according to their terms and under applicable law.

10.	COLLECTION OF PERSONAL INFORMATION

10.1	The Creditor acknowledges and consents to the fact that the Debtor is collecting the Creditor’s personal information which may be disclosed by the Debtor to:

(a)	the TSXV or securities regulatory authorities;

(b)	the Debtor’s registrar and transfer agent;

(c)	Canadian tax authorities; and

(d)	regulatory authorities responsible for administering the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada).

10.2	By executing this Agreement, the Creditor is deemed to be consenting to the foregoing collection, use and disclosure of the Creditor’s personal information and to the retention of such personal information for as long as permitted or required by law or business practice. The Creditor also consents to the filing of copies or originals of any of the Creditor’s documents described herein as may be required to be filed with the TSXV or any securities regulatory authority in connection with the transactions contemplated hereby. An officer of the Debtor is available to answer questions about the collection of personal information by the Debtor.

11.	ACKNOWLEDGEMENT

11.1	The Creditor acknowledges that it is responsible for obtaining such legal and tax advice as it considers appropriate in connection with the execution, delivery and performance by it of this Agreement.

12.	GOVERNING LAW

12.1	This Agreement is governed by the laws of the Province of British Columbia and the federal laws of Canada applicable therein. The parties irrevocably attorn to the exclusive jurisdiction of the courts of the Province of British Columbia.

13.	SURVIVAL

13.1	This Agreement, including without limitation the representations, warranties and covenants contained herein, will survive and continue in full force and effect and be binding upon the parties hereto notwithstanding the completion of the purchase of the Settlement Shares by the Creditor pursuant hereto.

14.	ASSIGNMENT

14.1	This Agreement is not transferable or assignable.

15.	TIME OF ESSENCE

15.1	Time will be of the essence of this Agreement.

16.	EXECUTION

16.1	The Debtor will be entitled to rely on delivery by facsimile machine or electronic mail of an executed copy of this Agreement and acceptance by the Debtor of such facsimile or electronic copy will be equally effective to create a valid and binding agreement between the Creditor, the Debtor in accordance with the terms hereof.

17.	SEVERABILITY

17.1	If any provision of this Agreement or any part of any provision of this Agreement is held under any circumstances to be invalid or unenforceable in any jurisdiction, then

(a)	such provision or part thereof will, with respect to such circumstances and in such jurisdiction, be deemed amended to conform to applicable laws so as to be valid and enforceable to the fullest possible extent,

(b)	the invalidity or unenforceability of such provision or part thereof under such circumstances and in such jurisdiction will not affect the validity or enforceability of such provision or part thereof under any other circumstances or in any other jurisdiction, and

(c)	such invalidity or unenforceability of such provision or part thereof will not affect the validity or enforceability of the remainder of such provision or the validity or enforceability of any other provision of this Agreement.

17.2	Each provision of this Agreement is separable from every other provision of this Agreement, and each provision of this Agreement is separable from every other part of such provision.

18.	ENTIRE AGREEMENT

18.1	Except as expressly provided in this Agreement and in the agreements, instruments and other documents contemplated or provided for herein, this Agreement contains the entire agreement between the parties with respect to the sale of the Settlement Shares and there are no other terms, conditions, representations or warranties, whether expressed, implied, oral or written, by statute or common law, by the Debtor or by anyone else.

19.	AMENDMENT

19.1	Except as otherwise provided herein, this Agreement may only be amended by each of the parties hereto in writing.

20.	NOTICES

20.1	All notices and other communications hereunder will be in writing and will be deemed to have been duly given if mailed or transmitted by any standard form of telecommunication. Notices to the Creditor and the Debtor will be directed to the address on page 1.

21.	COUNTERPARTS

21.1	This Agreement may be executed in any number of counterparts, each of which, when so executed and delivered, will constitute an original and all of which together will constitute one instrument.

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IN WITNESS WHEREOF the parties have duly executed this Agreement as of the date first above written.

FORT TECHNOLOGY INC.

Per:	/s/ Gabriel Kabazo
Authorized signatory

JEFFS’ BRANDS LTD

Per:	/s/ Ronen Zalayet
Authorized signatory